Exhibit 99.1

Hawthorn Bancshares Announces Second Quarter Earnings

LEE’S SUMMIT, Mo. — August 14, 2012 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the second quarter ended June 30, 2012.

Net income for the quarter was $0.7 million, compared to $1.4 million for the second quarter of 2011. The Company earned $0.01 per diluted common share for the three months ended June 30, 2012, versus $0.19 for the second quarter of 2011 after deducting accrued dividends and normal and accelerated accretion of the discount totaling $0.7 million for the three months ended June 30, 2012, and $0.5 million for the three months ended June 30, 2011, respectively, on preferred stock issued to the U.S. Treasury under the Capital Purchase Program. The accelerated accretion is related to the Company’s May 9, 2012 redemption of 12,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock issued to the U.S. Treasury Department under the TARP Capital Purchase Program at a redemption price of $12 million.

On a year to date basis, the Company generated net income of $2.2 million, compared to $2.4 million for 2011. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $1.0 million for 2012 compared to $1.4 million for 2011. On a diluted earnings per common share basis, the Company generated $0.21 for the six months ended June 30, 2012 compared to $0.28 per common share for the same period in 2011.

For the quarter, the annualized return on average common equity was 0.26% and the annualized return on average assets was 0.25% compared with 4.93% and 0.47%, respectively, for the same period in 2011. Such was negatively impacted by the accelerated accretion of the discount associated with the TARP redemption.

Net Interest Income
Net interest income for the quarter ended June 30, 2012 decreased 5.7% to $10.2 million from $10.8 million for the same period in 2011. The decrease is largely attributed to a 3.77% net interest margin compared to 3.95% for the same three month period in 2011. With lower average loan balances and lower average rates, loan interest income was reduced; thereby, resulting in a lower net interest margin for the quarter ending June 30, 2012.

Non-Interest Income and Expense
Non-interest income for the three months ended June 30, 2012 was $2.4 million compared to $2.2 million for the same period in 2011. The increase is primarily due to higher residential real estate refinancing activity which impacted both the volume of loans sold and gains recognized. Non-interest expense for the three months ended June 30, 2012 was $10.1 million compared to $9.0 million for second quarter 2011. The increase is largely attributed to a $0.6 million increase in personnel costs and a $0.5 million increase in other real estate expenses related to fair market value adjustments on foreclosed properties and expenses related to operating and maintaining those properties. The increase in personnel costs is largely related to an accrual adjustment made during the three-month period ended June 30, 2011 and an increase in staffing levels.

Allowance for Loan Losses
The Company’s level of non-performing loans was 5.34% of total loans at June 30, 2012, down from 6.37% at year-end 2011. During the quarter ended June 30, 2012, the Company recognized net charge-offs of $0.8 million compared to $0.4 million for the second quarter of 2011. The Company provided $1.5 million to the allowance for loan losses for the second quarter of 2012, compared to $1.9 million for the second quarter of 2011. The allowance for loan losses at June 30, 2012 was $15.3 million, or 1.81% of outstanding loans and 33.9% of non-performing loans as of June 30, 2012. At December 31, 2011, the allowance for loan losses was $13.8 million, or 1.64% of outstanding loans and 25.73% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at June 30, 2012 is adequate to cover probable losses.

Financial Condition
Comparing June 30, 2012 balances with December 31, 2011, total assets remained relatively unchanged at $1.2 billion. Continued soft loan demand resulted in loans, net of allowance for loan losses, remaining at $828.8 million. With low loan demand, the Company’s next highest yielding asset category is investment securities which increased 6.8% to $228.3 million. Cash and due from banks decreased 6.5% to $40.3 million. Total deposits increased 2.8% to $984.6 million. During the same period, stockholders’ equity decreased 10.2% to $92.1 million or 7.8% of total assets. The decrease in the capital account for the period is due to the Company’s election to repay $12 million of its TARP obligation. The total risk based capital ratio of 16.90% and the leverage ratio of 10.17% at June 30, 2012, respectively, far exceed minimum regulatory requirements of 8.00% and 3.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	June 30, 2012	December 31, 2011

Loans, net of allowance for loan losses	$828,791,399	$829,121,324
Debt securities	228,269,741	213,806,001
Total assets	1,187,219,209	1,171,161,423
Deposits	984,578,605	958,224,153
Total stockholders’ equity	92,141,571	102,575,773
	Three Months	Three Months
Statement of income information:	Ended June 30, 2012	Ended June 30, 2011

Total interest income	$12,296,790	$13,640,632
Total interest expense	2,124,820	2,858,101

Net interest income	10,171,970	10,782,531
Provision for loan losses	1,500,000	1,883,334
Noninterest income	2,443,160	2,178,624
Noninterest expense	10,097,699	9,008,125

Pre-tax income	1,017,431	2,069,696
Income taxes	277,400	661,202

Net income	740,031	1,408,494
Dividends & accretion on preferred stock issued to U.S. Treasury	692,103	501,508

Net income available to common shareholders	47,928	906,986

Earnings Per Common Share:
Basic:	$0.01	$0.19
Diluted:	$0.01	$0.19
	Six Months	Six Months
Statement of income information:	Ended June 30, 2012	Ended June 30, 2011

Total interest income	$24,942,735	$27,223,308
Total interest expense	3,956,004	5,960,241

Net interest income	20,986,731	21,263,067
Provision for loan losses	3,200,000	3,633,336
Noninterest income	4,413,456	4,230,704
Noninterest expense	19,577,869	18,385,849

Pre-tax income	2,622,318	3,474,586
Income taxes	431,552	1,112,475

Net income	2,190,766	2,362,111
Dividends & accretion on preferred stock issued to U.S. Treasury	1,181,005	990,410

Net income available to common shareholders	1,009,761	1,371,701

Earnings Per Common Share:
Basic:	$0.21	$0.28
Diluted:	$0.21	$0.28

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	June 30, 2012	December 31, 2011

Return on average assets (YTD)	0.37%	0.24%
Return on average common equity (YTD)	2.73%	1.15%
Allowance for loan losses to total loans	1.81%	1.64%
Nonperforming loans to total loans	5.34%	6.37%
Nonperforming assets to loans and foreclosed assets	7.70%	8.11%
Allowance for loan losses to nonperforming loans	33.94%	25.73%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.